Exhibit 10.8

AMENDMENT NO. ONE TO ASSET PURCHASE AGREEMENT

BETWEEN CYPRESS BIOSCIENCE, INC. AND CELLATOPE CORPORATION

This Amendment No. One is made as of this 14th day of December by and between Exagen Diagnostics, Inc. (“Exagen”), a Delaware corporation and successor-in-interest to Cypress Bioscience, Inc. (“Cypress”), and Cellatope Corporation Liquidating Trust (the “Trust”), a trust formed pursuant to a certain Agreement and Declaration of Trust dated February 27, 2009 between Cellatope Corporation (“Cellatope”) and the Trustee and successor-in-interest to Cellatope, which, with Cypress, was party to that certain Asset Purchase Agreement, dated as of February 9, 2009 (the “Agreement”). Each of Exagen and the Trust is sometimes referred to herein as a “party,” and together Exagen and the Trust are sometimes referred to herein as “parties.” Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Agreement.

RECITALS

WHEREAS, pursuant to the Agreement, Cypress purchased from Cellatope the Acquired Assets, which included certain assets and rights with respect to, or necessary for the manufacture, use or sale of, any Lupus Monitoring Product;

WHEREAS, pursuant to the Agreement, Exagen, as the successor in interest to Cypress, is obligated, under certain circumstances, to make payments to the Trust, including the Annual Payments, as the successor-in-interest to Cellatope; and

WHEREAS, in consideration of the Trust’s willingness to forgo receipt of any Annual Payments under the Agreement in connection with this Amendment No. One, the parties wish to amend certain provisions of the Agreement;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Amendment and Restatement of Section 2.2(a). Section 2.2(a) of the Agreement is amended and restated to read as follows:

2.2 Milestone Consideration.

(a) Within 10 business days after the First Commercial Sale by Cypress, any of its Affiliates or any Licensee of a Product for monitoring of Systemic Lupus Erythematosus (a “Lupus Monitoring Product”) (the “Milestone”), Cypress shall notify Cellatope in writing (the “Milestone Notice”) that the Milestone has been achieved and the date on which it was achieved. Within 20 business days of achievement of the Milestone, Cypress shall issue to Cellatope a promissory note (the “Note”) in the principal amount of $3,000,000 (subject to any reduction in such amount pursuant to Section 10.6), the form of which is attached hereto as Exhibit A-1. The Note shall be unsecured and shall bear interest at the rate of 5% per annum. Interest shall accrue for the twelve-month period following issuance of the Note. On the first anniversary of the date of issuance of the Note, accrued interest for the previous 12 months shall be added to the principal amount of the Note, which adjusted amount shall thereafter bear interest at 5% per annum. Thereafter, Cypress shall make equal monthly payments representing principal and accrued interest, each month continuing for 48 months after such first anniversary, at which point any unpaid balance of the Note will be due and payable in full. Notwithstanding anything herein to the contrary, the parties acknowledge and agree that in the event the Milestone is not achieved or if Cypress terminates development pursuant to Section 2.2(c) below, no payments shall be due under this Agreement and Cypress shall not be required to issue the Note. Amounts payable pursuant to the Note are referred to herein as the “Milestone Consideration.” For avoidance of doubt, only a Product for monitoring of Systemic Lupus Erythematosus, and not any Product designed for diagnosis of Systemic Lupus Erythematosus without a monitoring function, shall constitute a Lupus Monitoring Product.

2. Amendment of Section 2.2(b) and Related Provisions. The first paragraph of Section 2.2(b) of the Agreement is amended to read as follows:

Cypress shall act in good faith and use commercially reasonable efforts to cause the Milestone to be achieved; provided, however, that the obligation of Cypress to use commercially reasonable efforts to achieve the Milestone shall not require that the Milestone ever be achieved if doing so, in any case, would require Cypress to use more than commercially reasonable efforts and, provided, further, that a termination of development by Cypress of all Lupus Monitoring Products pursuant to Section 2.2(c) below shall not be deemed a failure by Cypress to use, or otherwise violate Cypress’ obligations to use, commercially reasonable efforts to develop a Lupus Monitoring Product. The parties acknowledge and agree that Cypress may terminate development of all Lupus Monitoring Products at any time if achieving the Milestone would require Cypress to use more than commercially reasonable efforts to do so, and that any such termination may occur without requiring that Cypress also terminate the Amended Pittsburgh License in accordance with Section 2.2(c) below. Cypress shall provide notice to Cellatope of its determination to terminate development of all Lupus Monitoring Products because achieving the Milestone would require Cypress to use more than commercially reasonable efforts to do so within 15 days of making such determination, including reasonable details supporting such determination and, in such case, Cypress shall comply with the provisions of Section 2.2(c)(ii) below. The parties further acknowledge and agree that nothing in this Agreement shall prohibit Cypress from engaging in a change of control-type transaction or a sale or license of all or any of the Acquired Assets, provided that in the event that Cypress desires to consummate a Change of Control after the Closing Date while the Milestone has not been attained but remains eligible to be attained, or the Note has been issued but not yet been paid in full, Cypress shall cause the Entity acquiring Cypress (or acquiring substantially all of its assets) with respect to a Change of Control (the “Acquirer”) to assume Cypress’ obligations under Section 2.2 of this Agreement, subject to all of the limitations and qualifications contained in Section 2.2 of this Agreement (including that such Acquirer use commercially reasonable efforts and the right of such Acquirer to terminate development of all Lupus Monitoring Products). With respect to any Change of Control, Cypress shall not consummate such Change of Control unless (i) Cypress remains liable for Cypress’ payment obligations with respect to the

Milestone Consideration and the Acquirer otherwise assumes Cypress’ obligations in Section 2.2 in a form and substance reasonably acceptable to Cellatope (provided, that Cellatope’s prior acceptance or approval shall not be required if such assumption is unqualified), in which case the parties acknowledge and agree that, following any such assumption (unless Cypress is merged with the Acquirer and remains the surviving Entity or becomes a subsidiary of the Acquirer), Cypress shall have no further liability or obligation, whether primarily or secondarily, with respect to the obligations in Section 2.2 hereunder, except for the payment obligations with respect to the Milestone Consideration or (ii) the Acquirer is an Applicable Public Company and assumes Cypress’ obligations under Section 2.2 of this Agreement in a form and substance reasonably acceptable to Cellatope (provided, that Cellatope’s prior acceptance or approval shall not be required if such assumption is unqualified), in which case the parties acknowledge and agree that, following any such assumption (unless Cypress is merged with the Acquirer and remains the surviving Entity or becomes a subsidiary of the Acquirer), Cypress shall have no further liability or obligation, whether primarily or secondarily, with respect to the obligations in Section 2.2 hereunder, including the payment obligations with respect to the Milestone Consideration.

3. Amendment of Section 2.2(b)(ii). Section 2.2(b)(ii) is amended to read as follows:

(ii) Cellatope may allege that Cypress is not using commercially reasonable efforts to achieve the Milestone at any time by providing written notice to Cypress to such effect, including reasonable details supporting such allegation, and setting forth specific reasonable actions that Cellatope requests that Cypress take with respect to its efforts to achieve the Milestone. If Cellatope provides any such notice, each party shall appoint an executive officer or other authorized person to discuss, and attempt to resolve, the alleged failure to perform to both parties’ satisfaction. These Persons shall, by phone or in person, discuss the alleged failure to perform in good faith within 15 days after Cellatope provides the applicable notice. If, within 30 days after Cellatope provides the applicable notice, the two executive officers have not reached a mutually acceptable resolution to the alleged failure to perform, Cellatope may submit the matter to arbitration conducted by one arbitrator mutually agreeable to Cypress and Cellatope. In the event that, within 30 days after submission of any dispute to arbitration, Cypress and Cellatope cannot mutually agree on one arbitrator, then the parties shall arrange for the American Arbitration Association to designate a single arbitrator in accordance with the rules of the American Arbitration Association. Any such arbitration shall be held in San Diego County, California, under the rules and procedures then in effect of the American Arbitration Association. The arbitrator shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of the arbitrator and the administrative fee to the American Arbitration Association. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing Cypress and Cellatope an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing party about the alleged failure to perform. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The arbitrator’s decision shall be limited to the precise question of whether Cypress has used commercially reasonable efforts to achieve the Milestone and the specific actions, if any, to be taken by Cypress that are necessary for Cypress to meet its obligation to use such commercially reasonable efforts, and shall be subject to the limitations set forth in this Agreement and be final, binding and conclusive upon the parties. The parties acknowledge and agree that Cypress may, in lieu of taking the actions, if any, specified by the arbitrator as being necessary for Cypress to meet its obligation to use commercially reasonable efforts, pay to Cellatope the Milestone Consideration in accordance with this Section 2. The arbitrator’s decision shall be written and shall be supported by written findings of fact and conclusions. The parties acknowledge and agree that the dispute resolution mechanism and remedy set forth in this Section 2.2(b )(ii) shall be the sole and exclusive method of dispute resolution and remedy available to the parties with respect to disputes arising under Section 2.2(b), and that the provisions of Section 10 shall be inapplicable to any dispute arising under Section 2.2(b).

4. Amendment of Sections 2.2(c). The first paragraph of Section 2.2(c) of the Agreement is amended to read as follows:

(c) The parties also acknowledge and agree that, subject to Section 2.2(c)(i) and (ii) below, Cypress may terminate development of all Lupus Monitoring Products at any time prior to achievement of the Milestone by terminating the Amended Pittsburgh License in accordance with its terms and conditions, and, upon such termination, Cypress’ obligations to use commercially reasonable efforts to cause the Milestone to be achieved under Section 2.2(b) shall terminate. In the event that Cypress terminates development of all Lupus Monitoring Products, Cypress shall:

5. Amendment of Section 2.2(d). Section 2.2(d) of the Agreement is amended to read as follows:

(d) During the time that Cypress is actively developing any Lupus Monitoring Product, (i) annually, on or before January 30 of each calendar year occurring after 2012, and (ii) semi-annually, upon request of Cellatope, Cypress shall provide Cellatope with a written summary describing in reasonable detail the status of achieving the Milestone. Any summaries or other information provided by Cypress to Cellatope pursuant to this Section 2.2(d) shall be governed by the Mutual Non-Disclosure Agreement dated April 21, 2008 by and between Cypress and Cellatope or (y) such other agreement as shall have identical terms and conditions, to the extent Cypress shall require the execution thereof by Cellatope as a condition precedent to providing such report(s) (the “Confidentiality Agreement”).

5. Amendment of Section 2.2(e). Section 2.2(e) of the Agreement is deleted, and any and all references to such deleted provisions of former Section 2.2(e) of the Agreement shall be of no further force and effect.

6. Relabeling of Section 2.2(f). Section 2.2(f) of the Agreement is relabeled as Section 2.2(e).

7. Amendment and Restatement of Section 2.2(g). Section 2.2(g) of the Agreement is relabeled as Section 2.2(f) and is amended and restated to read as follows:

(f) During the period beginning on the Closing Date and ending on the earlier of the date of payment in full of the Milestone Consideration or the termination of development of all Lupus Monitoring Products (the “Payment Period”), Cypress shall keep (and shall cause its Affiliates and Licensees to keep) records pertaining to the development of Lupus Monitoring Products in sufficient detail to permit Cellatope to confirm whether the Milestone has been achieved and the accuracy and completeness of any summaries provided pursuant to Section 2.2(d). Such records shall be maintained for a period of at least one year after the Payment Period (and for the duration of any period in which the process contemplated by Section 2.2(b )(ii) shall be pending). During the Payment Period and for one year thereafter, Cellatope shall have the right to inspect such records, which inspection rights may be exercised during normal business hours upon reasonable prior written notice to Cypress and, in each case, no more than once a calendar year. Cellatope shall bear the full cost of any such inspection, unless such inspection discloses a payment failure by Cypress of the Milestone Consideration payable under Section 2.2(a), in which case, Cypress shall bear the reasonable cost of the inspection. Information disclosed pursuant to this Section 2.2(f) shall be governed by the Confidentiality Agreement.

8. Section References. All references in the Agreement to sections that have been relabeled by this Amendment No. One shall be deemed to refer to such sections, as relabeled.

9. Capacity of Parties. The parties acknowledge that they are the successors-in-interest of the original parties to the Agreement that they are bound by the provisions of the Agreement, as amended by this Amendment No. One and that, references in the Agreement, as amended by this Amendment No. One, to Cypress shall be deemed to include Exagen for all purposes, and references to Cellatope shall be deemed to include the Trust for all purposes.

10. Dissolution of Trust. The parties acknowledge that the Trust may be dissolved prior to the end of the Payment Period and that its assets, including its rights and obligations under the Agreement, may be distributed to the beneficiaries of the Trust. At or before the time of such dissolution, each beneficiary of the Trust for itself and its successors, shall appoint an individual as such beneficiary’s agent and attorney-in-fact (the “Beneficiaries’ Representative”), with full power and authority in the name of and for and on behalf of such beneficiary to act on behalf of such beneficiary for purposes of the Agreement. The Beneficiaries’ Representative shall exercise all power and authority granted to or required by Cellatope under the Agreement. The Beneficiaries’ Representative will have full power and authority to act on the beneficiaries’ behalf in any dispute, litigation, arbitration or other matter involving the Agreement. A decision, act, consent or instruction of the Beneficiaries’ Representative shall constitute a decision of all of the Beneficiaries and shall be binding and conclusive on each Beneficiary and their successors. Exagen agrees that following receipt of appropriate documentation and instructions from the trustee of the Trust prior to dissolution of the Trust or, following such dissolution; from the Beneficiaries’ Representative, it will make payments of the Milestone Consideration to the persons and in the respective amounts as instructed by the trustee or the Beneficiaries’ Representative.

11. Notice. For purposes of Section 11.4 of the Agreement (Notice), each of Cellatope’s and Cypress’ addresses and facsimile numbers (and those of any party required to be provided copies of notices under such section) are set forth on the signature pages hereto.

12. Miscellaneous. Except as expressly amended hereby, the Agreement remains in full force and effect in accordance with the terms thereof. This Amendment No. One will be construed in accordance with and governed in all respects by, the internal laws of the State of California (without giving effect to principals of conflicts of laws) and may be executed in multiple counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

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IN WITNESS WHEREOF, the parties have executed this Amendment No. One as of the date first written above.

EXAGEN DIAGNOSTICS, INC.		CELLATOPE CORPORATION LIQUIDATING TRUST

By	/s/ Ron Rocca	By	/s/ Richard Labuda
Name:	Ron Rocca, CEO	Name:	Richard Labuda, Trustee

Exagen Diagnostics, Inc.	Cellatope Corporation Liquidating Trust
801 University Blvd. SE, Suite 103	320 Osprey Court
Albuquerque, NM 87106	Wexford, PA 15090
Attn: CEO Fax: 505.272.7965	Attention: Trustee
with copy to (which copy shall not constitute notice):	with a copy to (which copy shall not constitute notice):

Brownstein Hyatt Farber Schreck, LLP	Buchanan Ingersoll & Rooney PC
201 Third Street NW	301 Grant Street, 20th Floor
Albuquerque, NM 87102	One Oxford Centre
Attn: Bonnie J. Paisley	Pittsburg, PA 15219
Fax: 505-244-9266	Attn: Perry S. Patterson
Fax: 412.562.1041

EXHIBIT A-1

PROMISSORY NOTE

$3,000,000	[Date]

Subject to the terms and conditions of this Note, for value received, Exagen Diagnostics, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to Cellatope Corporation Liquidating Trust, a liquidating trust formed under the laws of the State of Delaware, or its assigns (the “Lender”), the principal sum of Three Million Dollars and Zero Cents ($3,000,000) (the “Principal Amount”), together with interest thereon accruing on and from the date hereof until the entire balance is paid, at an annual rate equal to 5% (the “Interest Rate”). Interest shall be calculated based on a 365-day year, compounded annually, but in no event shall the rate of interest exceed the maximum rate, if any, allowable under applicable law. Payments of principal and interest shall be due within ten days after the end of each month beginning with the month in which the first anniversary of the date of issuance of this Note occurs.

1. Terms of Note. This Note is issued pursuant to, and is subject to the terms, and entitled to the benefits of, the Asset Purchase Agreement, dated as of February 9, 2009, as amended, modified or supplemented from time to time, including, without limitation, by Amendment No. One dated December     , 2012 (the “Asset Purchase Agreement”), between the Borrower as successor-in-interest to Cypress Bioscience, Inc. and, the Lender (as successor-in-interest of Cellatope Corporation). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Asset Purchase Agreement.

2. Interest; Adjustment to Principal. This Note was issued within 20 days after the First Commercial Sale. The initial principal amount of this Note is $3,000,000, and that amount will accrue interest for 12 months from the date of issuance at the Interest Rate. On the first anniversary of the date of issuance of this Note, the accrued interest for such 12-month period, in the amount of $150,000, will be added to the principal amount of the Note. Such adjusted principal amount will thereafter bear interest at the applicable Interest Rate until the Note is paid in full. Such payments will be due within ten days after the end of each month.

3. Payments; Maturity. Equal monthly payments representing principal and interest on this Note, will be payable beginning within ten days after the last day of the month that is 12 months after the date of issuance of the Note and continuing for 48 months, at which point all accrued interest and any unpaid principal balance shall be due and payable in full. All payments made under this Note will be applied first, to the most recent amount of accrued interest and principal required to be paid, second, against any overdue amounts, and lastly, pursuant to Section 4.

4. Prepayment. This Note may be prepaid at any time, without premium or penalty, in whole or in part. Any prepayment of this Note shall be applied to installments of the principal amount in the inverse order of maturity. Following any prepayment of this Note, the interest amounts payable on this Note shall be adjusted accordingly.

5. Remedy. Upon any default in payment of any amount due hereunder, and if such default continues for thirty (30) days after the Lender notifies Borrower of the same, a penalty in the amount of five percent (5%) of such overdue payment shall be added to the overdue payment and shall be immediately due and payable. Additionally, if Borrower (a) defaults with respect to any six or more payments due under this Note (and if each such default continues for thirty (30) days after the Lender notifies Borrower of the same) in any one calendar year or (b) defaults in payment of any amount due under this Note and such default continues for a period of six (6) months after the original due date for such amount, then upon notice to Borrower, (x) all principal and accrued but unpaid interest shall become immediately due and payable and (y) such aggregate amount shall thereafter be assessed the penalty amount set forth in the first sentence of this Section 5, after which such amount shall accrue interest in accordance with Section 1 hereof. This Note is unsecured.

6. Amendments. This Note may not be amended except by a written instrument duly executed and delivered by Borrower and Lender.

7. Assignment. This Note may be assigned in accordance with the terms of the Asset Purchase Agreement and Amendment No. One thereto.

8. Replacement of Note. Upon receipt by the Borrower of evidence reasonably satisfactory to it of ownership of and the loss, theft, destruction or mutilation of this Note, and (a) in the case of loss, theft or destruction of indemnity reasonably satisfactory to it, or (b) in the case of mutilation, upon surrender and cancellation of this Note, the Borrower, at its own expense, shall execute and deliver a new Note, dated and bearing interest from the date to which interest shall have been paid on this lost, stolen, destroyed or mutilated Note or dated the date of this lost, stolen, destroyed or mutilated Note if no interest shall have been paid hereon.

9. Collection Expenses. The Borrower further agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including reasonable attorneys’ fees, incurred by the holder of this Note in endeavoring to collect any amounts payable hereunder which are not paid when due.

10. Payments in U.S. Dollars. All payments of principal and interest with respect to this Note are to be made in lawful money of the United States of America.

11. Governing Law. This Note shall be deemed to be a contract made under the laws of the State of California, and for all purposes shall be governed by and construed in accordance with the laws of the State of California without regard to principles of conflicts of law hereof.

12. Notices. All notices and demands for payment shall be given in the manner specified in the Asset Purchase Agreement.

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered as a sealed instrument on the date set forth above by the duly authorized representative of the Borrower.

EXAGEN DIAGNOSTICS, INC.

By
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